EXHIBIT 2.1
Note: The disclosure schedules to the Asset Purchase Agreement set forth below have not been filed because such schedules do not contain information which is material to an investment decision and which is not otherwise disclosed in this filing. Applied shall furnish supplementally a copy of any omitted schedule to the Commission upon request.
ASSET PURCHASE AGREEMENT
This Agreement is made as of July 14, 2008, by and among Applied Industrial Technologies, Inc., an Ohio corporation (“AIT”), or its designated affiliate or affiliates (“Buyer”); and Fluid Power Resource, LLC, a Delaware limited liability company (“Parent”); Bay Advanced Technologies, LLC, a Delaware limited liability company (“Bay”); Carolina Fluid Components, LLC, a Delaware limited liability company (“Carolina”); DTS Fluid Power, LLC, a Delaware limited liability company (“DTS”); FluidTech, LLC, a Delaware limited liability company (“Fluidtech”); Hughes-HiTech, LLC, a Delaware limited liability company (“Hughes”); Hydro Air, LLC, a Delaware limited liability company (“Hydro Air”), H.E.B., LLC, a Delaware limited liability company (“HEB”); and Mach V, Inc., a Delaware corporation (“Mach V”). Each of Bay, Carolina, DTS, Fluidtech, Hughes, Hydro Air, HEB and Mach V are a “Subsidiary” and together are “Subsidiaries.” Each of Subsidiaries and Parent are a “Seller” and collectively “Sellers.” Terms not otherwise defined herein are set forth on Exhibit A.
RECITALS
A.
Sellers manufacture and/or distribute fluid power products as individual components and as systems for the original equipment manufacturing, maintenance, repair and replacement markets (the “Business”).

B.	Sellers desire to sell, and Buyer desires to purchase, substantially all of the assets of the Business for the consideration and on the terms set forth in this Agreement.
AGREEMENT
The parties, intending to be legally bound, agree as follows:
1. TRANSFERRED AND EXCLUDED ASSETS.
1.1 Transferred Assets. On the Closing Date, Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Sellers, all of Sellers’ right, title, and interest in and to the Transferred Assets. Except as provided in Section 1.2 hereof, the “Transferred Assets” shall mean all of the assets used or held for use in connection with the Business, wherever located and whether or not recorded on Sellers’ books, including:
(a) Fixed Assets, Machinery and Equipment. All fixed assets, machinery and equipment (including office furniture and equipment and computer equipment), fixtures, leasehold improvements, tools, molds, vehicles, parts and supplies used or held for use in the conduct of the Business, including without limitation the assets set forth on Schedule 1.1(a) (“Transferred Equipment”).

(b) Account Receivables. Except as set forth in Schedule 1.1(b) and Section 1.2(g), all of Sellers’ Account Receivables outstanding as of the Closing Date.
(c) Transferred Inventory. All inventory and supplies that are used or held for use in the conduct of the Business, including, without limitation, raw materials, works-in-process and finished goods, and any and all other supplies stored, kept or maintained by or on behalf of Sellers (“Transferred Inventory”).
(d) Transferred Contracts. Except as set forth on Schedule 1.1(d), all rights and interests of Sellers under and to the contracts, customer orders, leases, agreements, purchase orders and arrangements to which any of Sellers is a party on the Closing Date that are used or held for use in the conduct of the Business (the “Transferred Contracts”).
(e) Permits. All rights and interests of Sellers under all permits, governmental authorizations, licenses, consents and approvals necessary for the operation of the Business as currently conducted, including without limitation, those items identified on Schedule 1.1(e) attached (“Permits”).
(f) Documents and Records. All documents and records of Sellers relating to the operation of the Business and to Sellers’ ownership, use, maintenance, or repair of the Transferred Assets, whether in paper, computer, electronic or magnetic form. Documents and records covered by this Section 1.1(f) include, without limitation, sales and cost records, inspection records, inventory records, employee and payroll records, customer records and files, lists of suppliers and related files, all financial, tax, sales tax exemption certificates and other books and records that Buyer, in its good faith judgment, determines to be necessary for the operation of the Business by Buyer after the Closing Date.
(g) Intellectual Property. All customer lists and records, trade secrets, drawings, designs, technology, know-how, computer software and other intellectual property of any kind or description used by Sellers in the conduct of the Business, including without limitation, all trade names, trademarks, websites, domain names, service marks, copyrights, patents, applications and processes used by Sellers in the conduct of the Business.
(h) Prepaid Expenses and Deposits. All prepaid expenses and deposits of Sellers relating to the Business, except as provided in Section 1.2(c).
(i) Real Property. All of Sellers’ interests in the real property described in Schedule 1.1(i) , together with all buildings, improvements, fixtures and appurtenances to it (the “Real Property”).

(j) Noncompetition Agreements. To the extent permitted by applicable law, all rights and interests under any noncompetition or nonsolicitation agreement or clause to which any former employee of the Business is a party (“Noncompete Rights”).
(k) Acquisitions. All rights and interests under any asset purchase agreement or stock purchase agreement related to the Business to the extent such rights and interests are outstanding or ongoing, except to the extent that such rights and interests relate to any Excluded Liability.
(l) Confidentiality Agreements. All rights and interests under any confidentiality agreement, standstill agreement, nondisclosure agreement, noncompetition agreement or similar agreement relating to the Business to which Sellers and any of their affiliates are a party, other than the Confidentiality Agreement dated January 2008 between AIT and Parent (“Confidentiality Agreements”).
(m) Other Included Assets. Except as provided in Section 1.2 below, all other tangible and intangible assets owned by Sellers on the Closing Date that are used or held for use in the conduct of the Business.
1.2 Excluded Assets. Notwithstanding Section 1.1, the following assets of Sellers (“Excluded Assets”) will be retained by Sellers and will not be included in the Transferred Assets:
(a) Cash and Cash Equivalents. All of Sellers’ cash-on-hand, deposits in bank accounts and marketable securities net of outstanding checks.
(b) Tax Refunds. All rights of Sellers to any claims for any federal, state, local or foreign tax refunds relating to the operation of the Business or the ownership of the Transferred Assets during any tax period (or portion thereof) preceding the Closing Date.
(c) Insurance. All policies of insurance of Sellers and all of Sellers’ rights thereunder, including without limitation the rights to receive any refund of unearned premium or premium adjustments based on audit.
(d) Software. The computer software listed on Schedule 1.2(d).
(e) Plans. All rights and obligations under Sellers’ Plans and all assets, records and vendor arrangements associated with Sellers’ Plans, whether held by Sellers, in trust or otherwise.
(f) Entity Records. All minute books, stock books, limited liability company agreements and other books and records pertaining to the corporate or limited liability company existence of Sellers (copies of which have been provided to Buyer).

(g) Intercompany Receivables. Any receivables owed to any Seller by Parent or the Retained Businesses, other than receivables arising in the ordinary course of business for the sale and purchase of inventory.
(h) All Other Excluded Assets. All assets of Sellers not used or held for use in the conduct of the Business, including those set forth on Schedule 1.2(h).
2. ASSUMED AND EXCLUDED LIABILITIES.
2.1 Assumed Liabilities. Simultaneously with the transfer of the Transferred Assets and in accordance with the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and thereafter pay, discharge or perform when due (i) all liabilities and obligations of Sellers under the Transferred Contracts (including capital leases listed on Schedule 2.1 hereto) to the extent such liabilities and obligations arise after the Closing and relate to the performance of the Transferred Contracts after the Closing and (ii) accounts payable and other current operating liabilities to the extent those liabilities are set forth on Schedule 2.1 hereto (collectively, the “Assumed Liabilities”).
2.2 Excluded Liabilities. Except for the liabilities and obligations expressly assumed by Buyer in Section 2.1, Buyer shall not assume or be responsible for any liabilities or obligations of Sellers or any predecessor of Sellers, regardless of nature, whether accrued, unaccrued, absolute, contingent, known or unknown (“Excluded Liabilities”) and those Excluded Liabilities shall remain the sole obligation and responsibility of Sellers. The Excluded Liabilities shall include, without limitation, the following:
(a) Liabilities relating to or arising from any of the Excluded Assets;
(b) Liabilities in respect of Taxes, including without limitation all income, sales, or use taxes based on or measured with respect to the earnings, sales of, or purchases by the Business, for periods on or before the Closing Date;
(c) the fees and expenses incurred by the Sellers in connection with the negotiation and execution of this Agreement and the closing of the related transaction;
(d) all salaries, bonuses, sales commissions, consulting fees and other forms of compensation payable to any current or former employee or agent of Sellers for services rendered on or before the Closing Date and the payroll and withholding Taxes related thereto;
(e) all Liabilities with respect to Sellers’ Plans and all Liabilities and obligations relating to, and with respect to, the former employees and Employees and the former employees’ and Employees’ dependents with respect to, or arising from, former employees’ and Employees’ employment with Sellers including, without limitation, all Liabilities and obligations of Sellers and Sellers’ ERISA Affiliates to provide COBRA group health plan continuation coverage to Employees who do not become employees of Buyer immediately following the Closing and their dependents and former employees of Sellers and their dependents and all other Liabilities under COBRA or otherwise relating to Sellers’ termination of former employees’ and Employees’ employment with Sellers. For clarity, Buyer is accepting responsibility for COBRA liability and notification for any Transferred Employee (and their dependents) who becomes an employee of Buyer immediately following the Closing;

(f) all Liabilities for workers compensation, occupational exposure, intentional torts, general liability or product liability claims arising out of an Occurrence on or before the Closing Date; provided, however, that Excluded Liabilities shall not include Liabilities for workers compensation, occupational exposure, intentional torts, general liability or product liability claims arising out of an Occurrence after the Closing Date;
(g) all Liabilities for any Proceeding that arises out of the conduct of the Business or ownership of the Transferred Assets on or before the Closing Date;
(h) all Liabilities under Environmental and Safety Laws arising from or relating to ownership or operation of the Business or Real Property prior to the Closing Date, including without limitation liabilities and obligations for any Environmental Condition or Environmental Claim regardless of whether asserted before or after the Closing Date; and
(i) any notes and accounts receivable owed to the Retained Businesses by Parent; and
(j) any indebtedness for borrowed money of Sellers to third parties (other than the capital leases listed on Schedule 2.1).
3. CALCULATION AND PAYMENT OF PURCHASE PRICE.
3.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Transferred Assets and the covenants not-to-compete set forth in Section 11 hereof shall be (a) the assumption by Buyer on the Closing Date of the Assumed Liabilities and (b) the payment by Buyer, in accordance with Section 3.2, to Sellers of One Hundred Sixty-Nine Million Dollars (US$169,000,000), as adjusted pursuant to Section 3.3.
3.2 Terms of Payment. One Hundred Sixty-Nine Million Dollars (US$169,000,000) shall be payable on the Closing Date, in immediately available United States Dollars by wire transfer to a bank account or accounts designated by Sellers, subject to adjustment as provided in Section 3.3. Within five business days following Sellers notice to Buyer that it has paid the payroll obligations referred to in Item 1 of Schedule 2.1, Buyer shall remit the amounts so paid to Parent via check mailed to the address set forth in Section 17 hereof.

3.3 Adjustment of Purchase Price. The Purchase Price shall be adjusted and Parent shall pay to Buyer on a dollar-for-dollar basis to the extent the Buyer is unable to collect the value of Accounts Receivable (net of any reserves therefor on Parent’s consolidated balance sheet as of May 31, 2008 or any additional reserves accrued up to the Closing Date in accordance with Parent’s general policy for accounts receivable reserves and in a manner consistent with prior practice (or as otherwise disclosed on Schedule 3.3)) within 180 days after the Closing Date. On the 181st day following the Closing Date, Buyer agrees to transfer any uncollected Accounts Receivable to Parent, and Parent agrees to pay to Buyer the full amount of any uncollected Accounts Receivable (net of any reserves therefor on Parent’s consolidated balance sheet as of May 31, 2008 or any additional reserves accrued up to the Closing Date in accordance with Parent’s general policy for accounts receivable reserves and in a manner consistent with prior practice (or as otherwise disclosed on Schedule 3.3)) in immediately available United States Dollars by wire transfer to a bank account designated by Buyer. In calculating the aggregate amount of uncollected Accounts Receivable, the following protocol shall apply: (i) payments referencing an invoice shall be credited against such invoice, (ii) payments that do not reference, but that are in the exact amount of an invoice (or the undisputed portion of an invoice) shall be credited to such invoice, and (iii) all other payments shall be credited to the oldest undisputed invoice. Buyer shall use its commercially reasonable best efforts to collect all Account Receivables. Uncollected Accounts Receivable and reserves therefor shall be determined based upon the aggregate amounts thereof that would be included on Parent’s consolidated balance sheet as of the Closing Date, rather than on a Seller-by-Seller basis. Buyer shall preserve and shall make available to Sellers (in the event of any claim for payment by Buyer under this Section 3.3) all books and records relating to the Accounts Receivable and any reserves therefor.
3.4. Allocation. The Purchase Price shall be allocated among the Transferred Assets, the covenants not to compete and the other identified intangibles in the manner indicated on Schedule 3.4 (which Schedule may be prepared following the execution of this Agreement). Buyer will, on or before the 60th day after the Closing Date, deliver to Sellers its draft of Schedule 3.4. Sellers and Buyer shall negotiate in good faith to agree on Schedule 3.4 and shall attempt to resolve any disagreements within 15 days after Sellers’ receipt of the proposed Schedule 3.4. Following agreement on Schedule 3.4, Sellers and Buyer covenant and agree not to take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the terms of this Section 3.4. On or before the 90th day after the Closing Date, Buyer shall send to each Seller copies of Internal Revenue Service Form 8594 containing Buyer’s allocation, under Section 1060 of the Code, of the Purchase Price among the Transferred Assets. Such Forms 8594 shall be prepared in a manner consistent with Schedule 3.4. Buyer and Sellers shall prepare all Tax Returns in a manner consistent with the allocations set forth on such Forms 8594.
4. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers jointly and severally represent and warrant to Buyer that the following statements are true, accurate and complete as of the date hereof and as of the Closing Date.

4.1 Organization; Standing; Requisite Power. Each Seller is duly organized, validly existing, in good standing and formed under the laws of the jurisdiction appearing opposite its name on Schedule 4.1 and has full power and authority to carry on the Business as conducted at all times on or prior to Closing. Schedule 4.1 sets forth a complete list of the (a) shareholders or members, as applicable, for each Seller, (b) in the case of a corporate Seller, the number of securities held by each shareholder or member, as applicable, and (c) in the case of a corporate Seller, the total number of outstanding securities of each such Seller. Each Seller is duly qualified to do business as a foreign entity in all jurisdictions where failure to be so qualified would result in any liability to Buyer after the Closing or have a material adverse effect upon the Business or the Transferred Assets. Except for the ownership of Mach V by Fluidtech and the ownership of the Subsidiaries (other than Mach V) by Parent, no Seller owns or has any right or obligation to acquire any equity interest (or option therefor) of any corporation, partnership, limited liability company, business trust or other business entity. Except as set forth on Schedule 4.1, no Seller participates or has any equity interest in any joint venture or collective production, sales or marketing arrangement or agreement.
4.2 Authorization. The execution, delivery, and performance of this Agreement and the consummation of the contemplated transaction have been duly and validly authorized by all necessary action on the part of Sellers. Each Seller has full power, authority, and legal right to execute and deliver this Agreement and the other instruments for which provision is made herein and to perform its obligations under this Agreement and such other instruments. Upon execution and delivery by each Seller, this Agreement and the other instruments for which provision is made herein will constitute valid and binding obligations of each Seller, enforceable against it in accordance with their respective terms.
4.3 Consents and Approvals; No Violations. Assuming the expiration or early termination of the applicable waiting period under the HSR Act, neither the execution and delivery of this Agreement nor the performance by Sellers of their obligations under this Agreement will: (a) result in a violation of applicable statute, ordinance, rule, or regulation, order, judgment, writ or decree of any court or governmental or regulatory body applicable to any Seller, or by which any of the Transferred Assets may be bound; (b) conflict with any of Sellers’ charter documents; or (c) result in the breach of, or constitute a default under, any agreement or instrument listed on Schedule 4.3 to which any Seller is a party, or by which any Seller or any of the Transferred Assets is bound. Except as set forth in Schedule 4.3, no action, approval, consent or authorization by any governmental agency, commission, board, bureau or instrumentality is required of any Seller in order to consummate the transactions contemplated by this Agreement or to assign any material Transferred Contract to Buyer.
4.4 Financial Statements. Parent has provided to Buyer its audited financial statements and each other Seller has provided to Buyer its unaudited financial statements for and as of the years ended December 31, 2005, 2006 and 2007, and unaudited income statements and balance sheets for and as of the quarter ended March 31, 2008 and for and as of the five-month period ended May 31, 2008 (the “Financial Statements”) attached as Schedule 4.4. Except as noted in Schedule 4.4 and, except in the case of interim financial statements, for notes thereto and end of period adjustments (which adjustments would not be material), the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (between periods and from period to period) and present fairly the financial position of the Sellers as at such dates, and the results of the operations for such periods and fairly set forth the information purported to be shown therein.

4.5 Conduct of Business. Since December 31, 2007, Sellers have operated the Business in the usual and ordinary course of business, have not sold or otherwise disposed of any of the assets reflected on the December 31, 2007 balance sheet (other than the sale of inventory or collection of receivables in the ordinary course of business) and Sellers have not entered into any agreement for the sale or lease of, or given any person an option to lease or purchase, all or any part of the Transferred Assets, other than in the ordinary course of business.
4.6 Undisclosed Liabilities. The Sellers have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) with respect to the Business, other than (i) liabilities fully shown or reserved against on their balance sheet as of May 31, 2008, (ii) current liabilities incurred in the ordinary course of business since May 31, 2008, (iii) obligations to be performed after the Closing Date under any Transferred Contracts, and (iv) Excluded Liabilities.
4.7 No Adverse Change. Except as set forth on Schedule 4.7, since December 31, 2007, there has not occurred:
(a) any material adverse change in the assets, liabilities, financial position, results of operations or prospects of the Business;
(b) any damage or destruction, whether or not covered by insurance, affecting the assets, properties, or operations of the Business, or any real property used or held for use in the Business, including without limitation, any consummated, pending or planned taking by eminent domain (or voluntary conveyance in lieu thereof) of all or part of the real property;
(c) any actual or threatened labor dispute, labor organizing activity, strike, work stoppage, slowdown, lockout, boycott or any other adverse employee action affecting the financial position, operations, or prospects of the Business;
(d) any material adverse change in the sales, backlog of customer orders, customer relations, sourcing of inventory, suppliers, or sales representative relations with respect to the Business, including without limitation, the loss of any key customer or supplier;
(e) any cancellation or compromise of any debt or claim related to the Business or any waiver or release of any right of substantial value related to the Business;
(f) other than in the ordinary course of business, any increase in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed to pay, conditionally or otherwise, to any director, officer, employee, consultant, sales representative, distributor or independent contractor of the Business or in any Plan benefit;

(g) any new employment contract with any officer or salaried employee, or any new employee welfare, bonus, profit-sharing, retirement or similar plan or arrangement;
(h) any other transaction, event, or condition of any character that is reasonably likely to have a material adverse effect on the Business; provided, however, that general economic conditions and events shall not be deemed to cause a material adverse effect on the Business; or
(i) any commitment or obligation on the part of Sellers to take any of the foregoing actions.
4.8 Tax Matters. Except as provided on Schedule 4.8:
(a) Sellers have filed all sales and use Tax Returns that they were required to file and have paid all sales and use Taxes required to have been paid prior to the Closing Date. Such sales and use Tax Returns were correct and complete in all material respects.
(b) Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(c) There are no liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax.
(d) None of the Transferred Contracts is a Tax allocation, sharing, indemnification, or similar agreement.
(e) To the best of each Seller’s knowledge, each Seller has properly completed and filed all sales tax exemption certificates for sales where tax was not charged.
(f) There is no dispute or claim involving an amount in excess of fifty thousand dollars ($50,000) concerning any Tax liability of Sellers either (A) claimed or raised by any Governmental Body in writing or (B) as to which Sellers have knowledge. No written claim has ever been made by an authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction nor, to any such Seller’s knowledge, is there any material factual or legal basis for any such claim.
(g) None of the Transferred Contracts is an obligation to make a payment that will not be, or may not be, deductible under Section 280G of the Code.

(h) Schedule 4.8 lists all income Tax Returns whether federal, state, local, or foreign income Tax Returns (and any other single Tax Return involving the payment of any Tax in excess of fifty thousand dollars ($50,000)) filed with respect to Sellers for taxable periods ended on or after December 31, 2004, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Sellers since January 1, 2004.
(i) For purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
4.9 Title to and Sufficiency of Transferred Assets. Except as set forth in Schedule 4.9, Sellers have, and after giving effect to the contemplated transaction, Buyer will have, good and marketable title to the Transferred Assets, free and clear of all mortgages, security interests, title defects, pledges, liens, charges, options and encumbrances of any kind or description (other than financing statements, liens and statements of assignment that secure repayment of bank indebtedness (all such liens to be released at Closing)). The Transferred Assets constitute all of the assets, properties and rights (other than the Excluded Assets) used or held for use by Sellers in their conduct of the Business and are in sufficiently good condition and repair to permit the operation of the Business after the Closing Date in the same manner as it was operated prior to the Closing Date.
4.10 Intellectual Property.
(a) All patents, patent applications, copyrights, service marks, trade names or trademarks used by Sellers in connection with the Business are set forth on Schedule 4.10. Neither the operation of the Business nor the products or services sold by Sellers infringe on the proprietary rights of others. Sellers have not received any notice alleging that they have infringed on any other party’s intellectual property rights. Except as set forth in Schedule 4.10, Sellers do not have any liability for, nor have they given any indemnification for, infringement of any other party’s intellectual property rights.
(b) The Intellectual Property has been sufficient for the conduct of the Business by Sellers. Sellers have title and ownership interests in the Intellectual Property (other than trade secrets) free and clear of all encumbrances. There are no restrictions or limitations on Sellers’ right to use and transfer any Intellectual Property to Buyer as contemplated by this Agreement, and all of Sellers’ rights in and to the Intellectual Property will be conveyed to Buyer pursuant to this Agreement.

(c) Sellers have not licensed any third party to use any Intellectual Property and have not entered into any contract or arrangement pursuant to which any third party is entitled to a royalty or other compensation for the use of the Intellectual Property. To Sellers’ knowledge, no person is infringing upon or otherwise violating the rights of the Intellectual Property.
4.11 Material Contracts and Commitments. Schedule 4.11 identifies all material contracts, agreements, leases and commitments to which Sellers are a party or by which they or any of their assets are bound (“Material Contracts”). Except for the Material Contracts identified on Schedule 4.11, Sellers are not a party to or bound by any oral or written:
(a) contract, agreement, or commitment for employment or personal services which by its terms is not terminable without cost or liability to Sellers on notice of sixty days or less or any severance agreement;
(b) supplier, dealer, distributor, sales agency, or brokerage agreement;
(c) contract, agreement, or commitment relating to the lease or sale to or by others of any of real or personal property;
(d) contract, agreement, or commitment for capital expenditures at an annual amount in excess of $250,000 for any one project or $500,000 in the aggregate;
(e) contract, agreement, or commitment for the purchase or sale of materials or supplies or the performance of services that involves more than $250,000;
(f) contract not made in the ordinary course of the Business;
(g) rebate arrangement or other similar agreement given to any customer or received from any supplier;
(h) consignment, committed inventory, ledger balance inventory, or similar contract with either a supplier or a customer;
(i) any arrangement restricting Sellers’ or the Business’s ability to conduct any business or use its trade names in any place in the world;
(j) any agreement, contract or other instrument entered into with a third party under which the Business has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness issued to any person;
(k) any agreement, contract or other instrument under which any third party has, directly or indirectly, guaranteed indebtedness, liabilities or obligations of the Business or under which any member of the Business has, directly or indirectly, guaranteed indebtedness, liabilities or obligations of Sellers;

(l) any agreement, contract or other instrument entered into with any third party under which the Business has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment;
(m) any agreement or instrument providing for indemnification of any Person with respect to liabilities relating to any current or former product line, segment, portion or division of the Business;
(n) any agreement relating to a joint venture or partnership;
(o) any prior disposition by Sellers of assets formerly comprising a product line, segment, portion or division of the Business;
(p) any collective bargaining agreements or other agreements or contracts with any labor union; or
(q) any other material contract.
Except as disclosed on Schedule 4.11, each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Seller party to it, enforceable in accordance with its terms, and to such Seller’s knowledge, of each other party thereto. Sellers have in all material respects performed and are performing all obligations required to be performed under the Material Contracts, and neither Sellers nor to the best of Sellers’ knowledge any other party thereto is in default under any of the Material Contracts. Sellers have not received any notice of default under any Material Contract, nor has any event occurred that with notice or lapse of time or both would constitute a default by Sellers thereunder. To the knowledge of Sellers, no Material Contract is subject to any impending cancellation or breach. Sellers are not bound by any commitments for the performance of services or delivery of products in excess of their ability to provide such services or deliver such products during the time available to satisfy such commitments. All outstanding commitments for the performance of services or delivery of products were made on a basis calculated to produce a profit under the circumstances prevailing when such commitments were made.
4.12 Transferred Inventory. All of the Transferred Inventory that has been owned by Sellers for less than 24 months was acquired, and has been maintained, by Sellers in the ordinary course of the Business; consists of a quality, quantity and condition usable and saleable in the ordinary course of the Business, subject to reserves therefor included on Sellers’ balance sheets as of May 31, 2008. Transferred Inventory that has been owned by any Seller for in excess of 24 months has been acquired and has been maintained by such Seller in the ordinary course of Business. Schedule 4.12 identifies all of the locations of the Transferred Inventory, including without limitation, locations used by Sellers, Sellers’ customers or suppliers, or otherwise, together with Sellers’ cost of such Transferred Inventory. Except as otherwise described on Schedule 4.12, none of the Transferred Inventory in Sellers’ possession is held on consignment, and none of the Transferred Inventory is consigned to third parties. Sellers are not under any liability or obligation with respect to the repurchase or return of Transferred Inventory in the possession of any third parties. The Transferred Inventory complies with all applicable laws, standards and regulations. The Transferred Inventory complies with all material specifications agreed to between the Business and its customers.

4.13 Permits and Licenses; Compliance with Laws. Sellers own, hold, possess or lawfully use all Permits. Neither the ownership of the Transferred Assets by Sellers nor the operation of the Business as presently conducted violates in a material way any applicable order, law, ordinance, code, or regulation. To the best of Sellers’ knowledge, no investigation is pending or threatened regarding the existence of any such violation.
4.14 No Pending or Threatened Litigation and Claims. Except as disclosed on Schedule 4.14 attached hereto: (a) no Proceeding is pending against or by Sellers or against the Transferred Assets, other than Proceedings for the collection of past due Accounts Receivable; (b) no claim has been asserted or, to the best of Sellers’ knowledge, threatened against or by any of the Sellers or against the Transferred Assets; (c) Sellers know of no basis for any claim to be asserted against any of them or the Transferred Assets; (d) no Proceeding by or before any governmental authority, court, administrative body or arbitration panel has been instituted or prosecuted against any of the Sellers in the past ten years.
4.15 Environmental and Safety Matters.
(a) Except as disclosed on Schedule 4.15 attached:
(i) Each Seller is, and during the past five years has been, in compliance with and has not been in violation of or liable under any Environmental and Safety Laws;
(ii) None of the Real Property is identified on any current list of contaminated or potentially contaminated property established by any Governmental Body;
(iii) During Sellers’ use of the Real Property and operation of the Business and, to their knowledge, at all other times, Hazardous Materials have not been managed, manufactured, produced or generated by, used on, treated or stored on, or transported to or from, the Real Property, other than as normally incidental to the conduct of the Business and in full compliance with Environmental and Safety Laws;
(iv) There has been no Release of Hazardous Materials at, on, under or from any the Real Property;
(v) There are no pending, or, to the knowledge of Sellers, threatened Environmental Claims including, without limitation investigations by any Governmental Body with respect to the Business, the Transferred Assets or the Real Property;
(vi) To the knowledge of Sellers, there are no conditions or circumstances which could reasonably be expected to prevent or interfere with the use of the Real Property or the operation of the Business in material compliance with Environmental and Safety Laws;

(vii) To Sellers’ knowledge, the Real Property contains no (x) underground storage tanks, (y) asbestos or asbestos-containing materials, or (z) polychlorinated biphenyls (“PCBs”); and
(viii) Seller has delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests, communications or monitoring (including all drafts thereof) in the possession, custody or control of Sellers pertaining to the Release or presence of Hazardous Materials at, in, on, or under the Real Property, or concerning compliance by Sellers with Environmental and Safety Laws.
4.16 Customers, Suppliers and Sales Representatives. Schedule 4.16 attached contains a listing of the top 10 customers and suppliers of each Seller for the 12 months ended December 31, 2007. Except as described in Schedule 4.16, Sellers are not aware of any existing or anticipated changes in the policies or conditions, financial or otherwise, of their customers or suppliers which will materially and adversely affect the Business either as now conducted or subsequent to the Closing Date. None of the customers or suppliers of the Business has canceled or otherwise terminated, or made any written or oral threat to Sellers to cancel or otherwise terminate for any reason, including the consummation of the transactions contemplated hereby, its relationship with Sellers. To the best of Sellers’ knowledge, no customer or supplier listed in Schedule 4.16 intends to cancel or otherwise terminate its relationship with Sellers or to decrease its provision of services or supplies to Sellers or its usage of the services or products of Sellers.
4.17 Insurance. Schedule 4.17 contains a list of all insurance policies maintained by Sellers in the last five years in connection with the Business and indicates in each case, the insurer, the types and amounts of coverage, the applicable deductible, the expiration date, all claims of any nature, including any casualty, wrongful discharge, product liability, general liability, employment practices liability, stop gap coverage, fiduciary, director and officer, workers or workmen’s compensation or other claims (whether open, settled, resolved, or otherwise) made or pending in relation to such policies during the last three years, and any current loss payees or additional insureds. Sellers have previously delivered to Buyer true and correct copies of all such insurance policies effective on or after April 1, 2006 and any renewal binders for 2008.
4.18 Employee Benefits. Schedule 4.18 lists and identifies: (i) each employee pension benefit plan as defined in Section 3(2) of ERISA (a “Pension Plan”); (ii) each employee welfare benefit plan, as defined in Section 3(1) of ERISA (a “Welfare Plan”); and (iii) each compensation and employment arrangement or agreement, including, but not limited to, any fringe benefit, incentive compensation, phantom stock, bonus, severance, vacation, deferred compensation, supplemental executive compensation plan, or employment agreement (a “Benefit Arrangement”) (collectively, with a Pension Plan and/or a Welfare Plan, the “Plans”) that is maintained by the Sellers for the employees of the Business. The form of each Pension Plan and each Welfare Plan is in compliance with the applicable terms of ERISA, the Code, and all other applicable laws, including but not limited to, the Americans With Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, and the Economic Growth and Tax Relief Reconciliation Act of 2001, the American Jobs Creation Act of 2004, and the Pension Protection Act of 2006, and such plans have been administered in compliance with such laws and written applicable Plan documents.

Each Pension Plan listed on Schedule 4.18 that is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service, the trust maintained thereunder has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determinations that is likely to cause the loss of such qualification or exemption. No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to a Plan or to the administration or the investment of the assets of any Plan that the Sellers or any ERISA Affiliate maintains or has maintained, or to which the Sellers or any ERISA Affiliate contributes or has contributed, for the benefit of any current or former employee (other than routine claims for benefits) is pending or threatened that could reasonably be expected to result in a material liability to the Sellers or any ERISA Affiliate or to such Plan or a fiduciary of such Plan. All contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Plan have been paid within the time required by such Plan or applicable laws. Except as required by the Code or this Agreement, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of the Sellers or an ERISA Affiliate. No written or oral representations have been made to any employee or former employee of the Sellers or any ERISA Affiliate at any time promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). Except as set forth on Schedule 4.18, neither the Sellers nor any ERISA Affiliate (as defined below) of the Sellers have at any time within six years prior to the Effective Date sponsored, maintained or contributed to a Pension Plan subject to Title IV of ERISA, a multiemployer plan as defined in Section 3(37) of ERISA, a multiple employer plan within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or a voluntary employees’ beneficiary association, as defined in Section 501(c)(9) of the Code. No Pension Plan, Welfare Plan, or Benefit Arrangement will result in any liability to the Buyer or will have an adverse impact upon the Transferred Assets or subject the Transferred Assets to any lien under ERISA, the Code, or the laws of any state. Each Plan listed on Schedule 4.18 that is a nonqualified deferred compensation plan, as defined in Section 409A(d)(1) of the Code, has been operated in compliance with the provisions of said Section 409A and has been amended to the extent necessary to be compliant with such Section 409A. As used herein, the term “ERISA Affiliate” shall mean any subsidiary of the Sellers and any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Sellers within the meaning of Sections 414(b), (c), (m) or (o) of the Code.
4.19 Labor Matters.
(a) Sellers are in material compliance with all laws, whether federal, state or local, respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and are not engaged in any unfair labor practice. Sellers have no knowledge of actual or threatened violation of any law relating to employment practices or employment relations.

(b) Sellers are not a party to, or subject to any obligation, liability or commitment with respect to any written or oral employment, compensation, deferred compensation, consulting, severance pay or similar agreement, express or implied, other than the agreements listed on Schedule 4.11 or Schedule 4.18. Schedule 4.19 sets forth a payroll list as of May 31, 2008, showing as of such date, each employee of Sellers (“Employees”) and his or her annual salary, accrued vacation and sick leave, and date of hire. Schedule 4.19 also sets forth a list of each Employee who is on short term disability leave, long term disability leave, leave of absence or military leave. Except as set forth on Schedule 4.17, Sellers do not have any workers’ compensation claims or liabilities and have paid all workers’ compensation and unemployment compensation premiums due to date.
4.20 Products; Product Liability. Except as set forth on Schedule 4.20, Sellers have not sold, manufactured or possessed any products which (a) contain asbestos or benzene, (b) are for on-board aircraft applications, (c) are for nuclear applications, (d) are for carnival or amusement park applications or (e) have been relabeled or repackaged with a label or package specifying a different country or origin than originally specified. Except as set forth on Schedule 4.20, during the past seven years, Sellers have not received notice or information of any claim or allegation of death or personal injury, property or economic damage, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, assembled, sold or distributed by them, or any service provided by them, except for routine warranty claims.
4.21 [INTENTIONALLY OMITTED].
4.22 Real Property.
(a) Except as set forth on Schedule 4.22, Sellers do not now own, nor have they ever owned, any real property or any easement rights used in or relating to the operation of the Business. Except as disclosed on the Schedule 4.22, Sellers do not lease any real property in connection with the Business. The real property held pursuant to lease and described in Schedule 4.22 shall be referred to herein as the “Leased Real Property.” Sellers have a good and valid leasehold as to the Leased Real Property, free and clear of all mortgages, security interests, title defects, pledges, liens and the possibility of liens, charges, tenancies, restrictions and encumbrances, other than taxes and assessments, both general and special, which are a lien but not yet due and payable that do not, individually or in the aggregate, materially detract from the value of the Leased Real Property or materially impair the use and operation thereof in carrying on the Business.

(b) Except as set forth on Schedule 4.22, each lease for Leased Real Property (the “Leases”) is in full force and effect and has not been amended or modified. All terms, conditions, and provisions required to be performed by Sellers under the Lease have been duly and timely performed and complied with. There is no default on the part of the landlord and, to the best of Sellers’ knowledge, no event has occurred or failed to occur which with the giving of notice, the passage of time, or both, would constitute a default by the landlord or Sellers under the Lease. The landlord has not waived, or extended the time for the performance of, any obligation of Sellers under the Lease. Except as disclosed on Schedule 4.22, there are no security deposits or prepaid rent (including last month’s rent in advance) with respect to the Lease.
4.23 Certain Transactions. Schedule 4.23 sets forth a list of all mergers, acquisitions, dispositions, joint ventures, liquidations and other significant transactions entered into or consummated outside the ordinary course of the Business during the past ten years.
4.24 Net Assets and EBITDA. As of June 30, 2008, the Sellers together have a minimum book value of net tangible assets and a trailing twelve month adjusted EBITDA of not less than the amounts set forth on, and calculated in accordance with, Schedule 4.24. “Book value of net tangible assets” shall be derived from Sellers’ combined internal financial statements and shall mean the total assets less loan costs, goodwill, cash and cash equivalents, accrued liabilities and accounts payable (“Net Tangible Assets”).
4.25 Accounts Receivable. Except as set forth on Schedule 4.25, all of the Business’ trade and other accounts receivable and all notes, bonds and other evidences of the right to receive fees or other payments arising from transactions occurring in the Sellers’ conduct of the Business (collectively, “Accounts Receivable”) represent valid and binding obligations of the respective debtors enforceable in accordance with their terms, arise from sales actually made or services actually performed in the ordinary course of business and are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the Financial Statements. Since May 31, 2008, each Seller has collected accounts receivable only in accordance with its regular collection practices and has not given or granted any rebates, discounts, advances or allowances to any customers not in the ordinary course of business and has not otherwise sold, discounted or disposed of any accounts receivable. The Accounts Receivable are not the subject of any action, suit, proceeding or investigation by a Governmental Body brought against, by or on behalf of Sellers.
4.26 Finders. No finder or broker has acted or is acting on behalf of any Seller in connection with the transactions contemplated by this Agreement.
4.27 Material Information. No representation or warranty of Sellers set forth in this Agreement or in any schedule, list, statement, or description referred to herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading, and there is no fact known to Sellers that materially and adversely affects the Business or its operations, properties, or financial condition which has not been set forth in this Agreement or a schedule, list, statement, or description referred to herein.

5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers that the following statements are true, accurate and complete as of date hereof and the Closing Date:
5.1 Organization, Existence, and Standing of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio.
5.2 Power of Buyer. Buyer has full corporate power, authority, and legal right to execute and deliver this Agreement and to perform its obligations under this Agreement. Upon execution and delivery by Buyer, this Agreement will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.
5.3 No Legal Violations. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of its obligations under this Agreement, will (a) result in a violation of applicable statute, ordinance, rule, or regulation, order, judgment, writ or decree of any court or governmental or regulatory body applicable to Buyer; (b) conflict with Buyer’s articles of incorporation or regulations (or similar charter documents); or (c) result in the breach of, or constitute a default under, any agreement or instrument to which Buyer is a party, or by which it is bound.
5.4 Finders. No finder or broker is acting or has acted on behalf of Buyer in connection with the transactions contemplated by this Agreement.
6. COVENANTS BY SELLERS.
6.1 Conduct Prior to the Closing. From the date of this Agreement until the Closing Date, Sellers shall operate or cause the Business to be operated diligently, only in the ordinary course and in a manner consistent with past practice. Without limiting the generality of the foregoing:
(a) Sellers shall (i) maintain the Transferred Assets in good repair, working order and condition, reasonable wear and tear excepted; (ii) maintain inventory at levels consistent with past practice and with the requirements of the Business; (iii) use their reasonable best efforts to keep available to Buyer the services of their Employees and agents and preserve for Buyer their relationships with suppliers, customers and others having business relationships with them; (iv) inform Buyer, on a regular basis, about all material matters affecting the Business; (v) maintain their books of account and records in the usual and ordinary manner; (vi) comply in all material respects with all applicable laws and regulations, including filing all Tax Returns and paying all Taxes as and when due and maintaining all Permits in full force and effect; (vii) maintain their present insurance in full force and effect, with policy limits and scope of coverage not less than is now provided by their present insurance; (viii) pay all accounts payable and other obligations (including taxes) on a basis consistent with the practices of the Business as of the date hereof; (ix) maintain their system of internal accounting controls; (x) take all necessary actions to vest fully any Employee of Sellers who becomes a Transferred Employee of Buyer in his or her benefits under any Pension Plan maintained by Sellers as of the Closing; and (xi) otherwise continue to operate in the ordinary course of their business;

(b) without the prior written consent of Buyer which shall not be unreasonably withheld, Sellers shall not: (i) change their organizational structure, amend their organizational documents or take any action that adversely effects their valid existence as limited liability companies or corporations in their respective jurisdictions, (ii) amend, supplement or terminate any Material Contract, (iii) other than in the ordinary course of business, incur any single liability in excess of $100,000 or any aggregate set of liabilities in excess of $500,000, (iv) transfer or otherwise dispose of any of the Transferred Assets, other than the sale of inventory in the ordinary course of business, or sales of other property not material to the Business and that in aggregate has a value not exceeding $25,000, (v) other than in the ordinary course of business, grant to their Employees any increases in compensation or benefits, (vi) transfer their Employees to any affiliated operation, (vii) mortgage, pledge or encumber any material portion of the Transferred Assets; (viii) acquire any assets outside of the ordinary course of business; or (ix) enter into any agreement to do any of the foregoing;
(c) Sellers shall provide Buyer’s employees, agents, and authorized representatives with reasonable access to the locations operated by Sellers and to the documents, books and records relating to the Business, to the extent necessary to enable Buyer to make a thorough investigation of the Business, to make a physical examination of Sellers’ assets, to conduct reasonable environmental examinations (to be approved in advance by Sellers, which approval shall not be unreasonably withheld), and to examine their documents, books and records; provided, however, that Buyer’s employees, agents, and authorized representatives shall treat all such information in a manner consistent with Buyer’s obligations under the Confidentiality Agreement of January 2008 between the parties;
(d) Sellers shall use their best efforts to cause the conditions set forth in Section 8 to be satisfied on or prior to the Closing Date; and
(e) Sellers shall use their best efforts to preserve all consents and approvals already obtained and to obtain all consents and approvals not yet obtained, which are required by Section 8.4 and Schedule 8.12 hereof to enable it to consummate the transactions contemplated by this Agreement.
6.2 Regulatory Filings. Within ten (10) days after the execution of this Agreement, Sellers shall file all notifications, applications and reports required of Sellers including any filings under the HSR Act or any other filings required by a governmental authority. The parties agree to consult with each other with respect to the filings and to keep each other appraised of the status.
6.3 Acquisition Proposals. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with Section 14, Sellers shall not, directly or indirectly, solicit or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of the Business, or enter into any negotiations or discussions with any other Persons concerning any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal or any indication of interest received by Sellers for a sale, merger or other business combination involving the Business or any material portion of the Transferred Assets, other than as contemplated by this Agreement. Sellers shall promptly communicate to Buyer that such a solicitation has been received by them or that any such information has been requested from them or that such negotiations or discussions have been sought to be initiated with them or they has received a written communication with respect to such an Acquisition Proposal. For avoidance of doubt, this Section 6.3 shall not restrict Parent in any way from soliciting, encouraging, negotiating, discussing or entering into an Acquisition Proposal relating to any one or more of the Retained Businesses.

6.4 Notice of Developments; Updating of Schedules. From time to time between the date of this Agreement and the Closing Date, Sellers may provide Buyer with written updates amending the schedules to this Agreement with respect to Section 4 disclosing matters, conditions or occurrences first arising, or as to which the Sellers first obtained knowledge, after the date of this Agreement. Buyer shall have the right to terminate this Agreement as a result of any such amendment to the schedules to the extent provided in Section 14.1(e). If Buyer does not terminate the Agreement, then the representations and warranties in Section 4 shall be construed for all purposes of this Agreement in accordance with the original schedules as amended. Sellers shall also notify Buyer promptly in writing as well as with respect to any fact, event or condition of which Sellers become aware that has, had or is reasonably likely to have a material adverse effect on the Business, or would cause a breach of any of the covenants under this Agreement.
6.5 Removal of Excluded Assets. On or prior to the Closing Date, Sellers shall, at their sole cost and expense, remove all assets identified on Schedule 1.2(b) from the Leased Real Property.
6.6 Employees. On or prior to the Closing, Sellers shall pay or accrue for all amounts owing to all Employees of Seller through the Closing Date, including any bonus, incentive, severance, termination, sick, or vacation pay obligations arising from the transactions contemplated hereby. Accrued vacation and sick leave for all Transferred Employees who become employees of Buyer shall be transferred to Buyer and credited to such Transferred Employees in accordance with Buyer’s policies and procedures; provided, however, in no case shall any such Transferred Employee’s transferred vacation and sick leave exceed 30 days. Sellers shall comply with all notification and coverage requirements under COBRA, the WARN Act and the USERRA relating to any Employees other than Transferred Employees who become employees of Buyer. Sellers shall not take any action that will cause Buyer to be or become a successor corporation for purposes of any Pension Plan, Welfare Plan or Benefit Arrangement maintained by Sellers for their employees.
6.7 Documentation Regarding 401(k) Plans. Subject to obtaining the agreement of the trustees of Sellers’ 401(k) Plans and Buyer’s 401(k) Plan (with respect to which Sellers and Buyer shall use their best efforts to obtain), Seller shall deliver to Buyer all documentation necessary to allow Transferred Employees, who become employees of Buyer immediately after the Closing, to rollover their entire account balances (including outstanding loans) under Sellers’ 401(k) Plans to Buyer’s 401(k) Plan.
6.8 Transfer of Warranties; Insurance. In the event that any of the Transferred Assets is under any warranty from the manufacturer or the original Sellers thereof, Sellers will execute such instruments as may by required to transfer the warranty to Buyer.

6.9 Transfer of Noncompete Rights and Confidentiality Agreements. On or prior to Closing, Sellers and their affiliates shall execute such instruments as may be required to transfer the interests and rights under the Noncompete Rights and Confidentiality Agreements to Buyer. Such instruments shall be without recourse to Sellers and their affiliates and shall contain no representations or warranties as to enforceability.
6.10 Taxes. Buyers will pay all sales, use and transfer taxes, if any, applicable to the transactions provided for by this Agreement. Sellers shall fully comply with applicable regulations and statutes related thereto and cooperate with Buyer concerning filing any reports, notices or other information required to be filed in accordance with applicable regulations and statutes which may allow Buyer to insulate itself from any sales, business, franchise or other tax liabilities to be incurred by Sellers after Closing. Buyer will provide Sellers with resale exemption certificates for the jurisdictions in which the Transferred Inventory is located, which jurisdictions are listed on Schedule 6.10. Sellers and Buyer agree that any property Taxes payable after the Closing Date relating to the Transferred Assets will be allocated on a pro-rata basis between Sellers and Buyer, based on the taxable period to which such Taxes relate, with the allocation based on the relative number of days between the beginning of such taxable period through and including the Closing Date, and the number of days after the Closing Date through the end of such taxable period. Sellers and Buyer agree that any property Taxes relating to the Transferred Assets that were paid prior the Closing Date that relate to a taxable period beginning prior to, and ending subsequent to, the Closing Date will be allocated on a pro-rata basis between Sellers and Buyer, based on the taxable period to which such Taxes relate, with the allocation based on the relative number of days between the beginning of such taxable period through and including the Closing Date, and the number of days after the Closing Date through the end of such taxable period.
6.11 Change of Names. No later than 30 days following the Closing Date, Sellers shall take and cause to be taken all necessary action in order to change their legal entity names. Sellers shall be permitted to use of the names set forth on Schedule 6.11 solely for legal entity purposes for 30 days following the Closing Date or until Sellers have changed their legal entity name, whichever is earlier. Except as otherwise permitted by this Section 6.11, from and after the Closing Date, Sellers shall not use or employ in any manner, directly or indirectly, the names set forth on Schedule 6.11 or any name confusingly similar thereto.
6.12 Cooperation and Further Assurances. After the Closing Date, Sellers will give, or cause to be given, to Buyer and its representatives, such reasonable access to the personnel, properties, titles, contracts, books, records, files, documents and affairs of Sellers and copies thereof (at the expense of Buyer) as is necessary, in Buyer’s reasonable judgment, to allow Buyer to obtain information in connection with the preparation, and any audit, of Buyer’s tax returns and any tax related claims, demands, other audits, suits, actions or proceedings by or against Buyer as the owner and/or operator of the Business. Sellers and Buyer agree to act in good faith with respect to payments received from customers after the Closing Date. Sellers and Buyer shall use their commercially reasonable best efforts to deliver payments to the appropriate party for processing, including efforts to review outstanding invoices and payment amounts to determine the appropriate party for payment. In addition, Sellers will, from time to time after the Closing, upon the reasonable request of Buyer, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to transfer to and to vest in Buyer all right, title, and interest of Sellers in and to the Transferred Assets and to protect the right, title, and interest of Buyer in and to all of the Transferred Assets. Sellers’ obligations under this Section 6.12 are subject to their rights to conduct their operations with minimal disturbance and to reimbursement by Buyer for the reasonable out-of-pocket expenses incurred at the request of Buyer in carrying out Sellers’ obligations under this Section 6.12.

6.13 Discharge of Excluded Liabilities. After the Closing Date, Sellers covenant to pay all of their debts and discharge all of their liabilities and obligations that they have retained as they become due.
7. COVENANTS OF BUYER.
7.1 Conduct Prior to the Closing. From the date hereof until the Closing Date, Buyer will use its best efforts to cause the conditions set forth in Section 9 to be satisfied on or prior to the Closing Date.
7.2 Regulatory Filings. Within ten (10) days after the execution of this Agreement, Buyer shall file all notifications, applications and reports required of Buyer including any filings under the HSR Act or any other filings required by a government authority. The parties agree to consult with each other with respect to the filings and to keep each other appraised of the status.
7.3 Cooperation and Further Assurances. After the Closing Date, Buyer will give, or cause to be given, to Sellers and their representatives, such reasonable access to the personnel, properties, titles, contracts, books, records, files, documents and affairs of Sellers (prior to the Closing) and copies thereof (at the expense of Sellers) as is necessary, in Sellers’ reasonable judgment, to allow Sellers to obtain information in connection with the preparation, and any audit, of Sellers’ tax returns and any tax related claims, demands, other audits, suits, actions or proceedings by or against Sellers as the prior owners and/or operators of the Business. Buyer agrees that, within six (6) months after the Closing Date, it will (at the request of any Seller) reasonably assist Sellers in the preparation of 2008 income tax packages and 2008 tax filings with respect to payroll (including W-2’s), sales, use, gross receipts and property taxes, and Forms 1099. Buyer will also reasonably assist Seller with any federal, state or local Tax Return examination by any taxing authority. Such assistance will be limited to (1) providing any Seller (or accounting firm designated by Seller) with such information as may be reasonably necessary to prepare such tax filings and (2) utilizing employees of Buyer that were formerly employed by Seller to assemble such information into tax packages in a manner consistent with the services previously provided to Seller by such employees. Each Seller agrees to reimburse Buyer for reasonable expenses incurred in providing such assistance, including the reasonable allocable cost of such employees. In addition, for four years after the Closing Date, Buyer shall make available to Sellers and their representatives for inspection and copying such records pertaining to the Business as may reasonably be requested by Sellers in connection with their rights or obligations as the former owners of the Transferred Assets. Buyer’s obligations under this Section 7.3 are subject to its right to conduct its operations with minimal disturbance and to reimbursement by Sellers for the reasonable costs incurred in carrying out its obligations under this Section 7.3.

7.4 Employees At the Closing, Buyer shall offer employment to substantially all of the Employees, subject to completion of Buyer’s routine pre-employment procedures previously disclosed to Parent and policies (collectively, the “Transferred Employees”) and shall give each such Transferred Employee service credit for the term of his or her employment with Sellers for purposes of the benefit plans and vacation and sick leave policies of Buyer. Notwithstanding the foregoing, any such Employee on sick leave, short-term disability, long term disability leave, or any other leave of absence except a military leave of absence shall only be offered employment by Buyer when he or she is physically able to return to work, provided however that Buyer shall not be required to offer such employment on or after ninety (90) days from the Closing Date. In accordance with Section 6.6, Buyer shall credit Transferred Employees who become employees of Buyer with the sick leave or vacation time permitted under Buyer’s policies and procedures. In accordance with applicable Internal Revenue Service regulations, Buyer shall include the wages received by Transferred Employees prior to the Closing Date in calculating the wage base limit of such Transferred Employees for FICA tax purposes.
7.5 401(k) Plans. Subject to the agreement of the trustee of Sellers’ 401(k) Plans and Buyer’s 401(k) Plan (with respect to which Sellers and Buyer shall use their best efforts to obtain), Buyer shall cause its 401(k) Plan to be amended to allow the rollover of the entire account balance (including any outstanding loans) of any Transferred Employee under any Seller’s 401(k) Plan, who becomes an employee of Buyer immediately after the Closing into Buyer’s 401(k) Plan. All Transferred Employees shall receive service credit for their employment with Sellers relating to eligibility for participation and vesting of employer matching contributions.
8. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless Buyer waives such conditions:
8.1 Representations and Warranties True on Closing Date. Each of the Sellers’ representations and warranties made in Section 4 that is qualified by reference to a materiality qualifier shall be true and correct in all respects and each of the representations and warranties not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though such representations and warranties were made as of the Closing Date, except for those representations and warranties made as of a particular date, which shall be true and correct as of such date.
8.2 Compliance with Agreement. Sellers shall have performed and complied in all material respects with all of their obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date, and Sellers shall not otherwise be in default in any material respect under any of the provisions of this Agreement.
8.3 No Litigation. No litigation, proceeding, investigation or inquiry shall be pending or threatened which, if sustained, would enjoin or prevent the consummation of the transactions contemplated by this Agreement or materially and adversely affect Buyer’s right to carry on the Business as currently conducted.

8.4 Governmental Consents and Approvals. Sellers shall have obtained all governmental consents and approvals set forth on Schedule 4.3 required to permit consummation of the transactions contemplated by this Agreement.
8.5 No Material Adverse Effect. There shall not have occurred any event or casualty that has had or could reasonably be expected to have a material adverse effect on the Business, the value of the Transferred Assets or Buyer’s ability to operate the Business in substantially the same manner as presently operated by Sellers.
8.6 Certified Documents. The Sellers shall have delivered to Buyer each of the following:
(a) certified copies of resolutions adopted by the board of directors, members or shareholders, as applicable, of each Seller approving the execution and delivery of this Agreement and the performance by Sellers of their obligations under this Agreement;
(b) certified copies of resolutions adopted by the board of directors of WII approving the execution and delivery of the Wilmington Guaranty and the performance by WII of its obligations thereunder;
(c) a certificate from an officer of each Seller in a form reasonably acceptable to the Buyer, dated as of the Closing Date, stating that the conditions of this Section 8 have been satisfied;
(d) true and correct certified copies of each Seller’s and WII’s operating agreement or Certificate of Incorporation, as applicable, as in effect as of the Closing Date;
(e) a certificate of good standing from the Secretary of State of Delaware with respect to each Seller and WII, dated no more than five business days prior to the Closing Date; and
(f) the Wilmington Guaranty, duly executed by WII.
8.7 Lease Assignment. Buyer, Sellers and the landlord under each Lease with respect to the Leased Real Property set forth on Schedule 8.7 shall have entered into an assignment and assumption of lease and landlord consent (the “Assignment of Lease”) in a form reasonably acceptable to Buyer.
8.8 Lien Releases. Sellers shall have provided Buyer with evidence of the release of the Transferred Assets from all financing statements, liens, and statements of assignments.
8.9 Employment and Noncompetition Agreements. Buyer shall have entered into employment and noncompetition agreements, in a form reasonably satisfactory to Buyer, with each key management employee of Sellers identified by Buyer on Schedule 8.9. Hillman shall have entered into a consulting agreement with Buyer that commits that Denis McCarthy will act as a consultant to Buyer for up to twelve months following the Closing Date to facilitate an orderly transition of management responsibilities and integration at a rate of $241 per hour (the “Consulting Agreement”).

8.10 Continuation of Customers and Vendors. Buyer shall be reasonably satisfied that those suppliers of each Seller listed on Schedule 8.10 shall continue their relationship with the Business following the Closing upon substantially similar terms as existed prior to the Closing... Nothing shall have come to Sellers’ attention to indicate that the customers listed on Schedule 8.10 will not continue their relationship with the Business following the Closing upon substantially similar terms as existed prior to the Closing. Seller shall promptly, and in any event prior to the Closing, communicate any such information that comes to their attention.
8.11 Net Tangible Assets. Buyer shall be reasonably satisfied, based on a review of the Financial Statements and monthly reports of Sellers, that the Sellers had, as of June 30, 2008, the Net Tangible Assets and trailing twelve months adjusted EBITDA (calculated in accordance with Schedule 4.24) required by Section 4.24.
8.12 Affirmative Consents. Buyer shall be reasonably satisfied, after receipt of a writing from each vendor listed on Schedule 8.12, that such vendor will authorize Buyer for the same scope of product lines currently sold by Sellers for such vendor upon substantially similar terms as existed with the Business prior to Closing. In addition to such vendors, Buyer shall have received consent to the assignment of those material Transferred Contracts listed on Schedule 8.12.
8.13 Confidentiality Agreements. Parent shall deliver to Buyer confidentiality agreements from those employees of the Retained Business who are identified of Schedule 8.13 in a form reasonably acceptable to Buyer and usual and customary in connection with transactions of this type. Gulf Controls Company, LLC and Carolina Fluid Components, LLC shall have entered into a mutual confidentiality and nondisclosure agreement, in a form reasonably satisfactory to Buyer and Seller and usual and customary in connection with transactions of this type, pursuant to which the parties will each agree to hold the proprietary business information of the other in confidence.
8.14 Additional Documents. Sellers shall have delivered to Buyer all certificates, instruments, and other documents required to effect the transactions contemplated by this Agreement, each of which will be reasonably satisfactory in form and substance to Buyer.
9. CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless Sellers waives such conditions:
9.1 Representations and Warranties True on Closing Date. Each of Buyer’s representations and warranties made in Section 5 that is qualified by reference to a materiality qualifier shall be true and correct in all respects and each of the representations and warranties not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though such representations and warranties were made as of the Closing Date, except for those representations and warranties made as of a particular date, which shall be true and correct as of such date.

9.2 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date, and Buyer shall not otherwise be in default in any material respect under any of the provisions of this Agreement.
9.3 No Litigation. No litigation, proceeding, investigation or inquiry shall be pending or threatened which, if sustained, would enjoin or prevent the consummation of the transactions contemplated by this Agreement.
9.4 Certificate of Fulfillment of Conditions. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date and signed by its Chief Executive Officer, President, or a Vice President, stating that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled.
10. CLOSING; CLOSING DATE.
10.1 Date and Time. The transfer of assets contemplated by this Agreement (the “Closing”) will take place at 9:00 AM EST on the earlier of: (i) September 30, 2008, (ii) the last business day of the month in which all of the conditions set forth in Section 8 and 9 are met, including the expiration or early termination of the applicable waiting period under the HSR Act or (iii) such other time and date as the parties may agree in writing (such date is referred to as the “Closing Date”). All of the actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously. For accounting purposes, the Closing shall be deemed effective at 5:00 PM EST on the Closing Date.
10.2 Closing Deliveries to Buyer. At the Closing and simultaneously with the deliveries to Sellers in Section 10.3, Sellers, as applicable, shall execute and/or deliver, or cause to be executed and/or delivered, to Buyer or to Buyer’s designee, the following items:
(a) all documents required by Section 8.6;
(b) the Assignment of Leases;
(c) the Consulting Agreement;
(d) bill of sale transferring the Transferred Assets that can be transferred by bill of sale to Buyer free and clear of any encumbrances;
(e) certificate certifying to Buyer the incumbency of the officers of each Seller and bearing the authentic signature of all of those officers who have executed this Agreement or agreements contemplated by it;
(f) an assignment of contracts, Noncompete Rights and Confidentiality Agreements, together with separate assignments or other appropriate instruments of transfer (including titles and original registrations for all titled property) of any of the Transferred Assets and Assumed Liabilities not appropriately transferred by the general bill of sale referred to in this Section 10.2, each in a form reasonably acceptable to Buyer;

(g) possession of all of the Transferred Assets;
(h) a receipt from Parent acknowledging receipt of the Purchase Price;
(i) a legal opinion of Sellers’ and WII’s counsel (who may be in-house counsel) in form reasonably acceptable to Buyer;
(j) the Wilmington Guaranty; and
(k) all such other documents and instruments as Buyer may reasonably request to effectuate the intents and purposes of this Agreement.
10.3 Deliveries to Parent. At the Closing and simultaneously with the deliveries to Buyer in Section 10.2, Buyer shall deliver to Parent the following items:
(a) the Purchase Price;
(b) an instrument or instruments of assumption of the Assumed Liabilities, including the Transferred Contracts;
(c) a legal opinion of Buyer’s counsel (who may be in-house counsel) in form reasonably acceptable to Sellers;
(d) a certificate certifying to Sellers the incumbency of the officers of Buyer and bearing the authentic signature of all of those officers who have executed this Agreement or agreements contemplated by it; and
(e) all such other documents and instruments as Sellers may reasonably request to effectuate the intents and purposes of this Agreement.
10.4 Third Party Consents. To the extent that any of Sellers’ rights under any agreement, contract, commitment, lease or Permit to be assigned to Buyer under this Agreement, including without limitation the Noncompete Rights, may not be assigned to Buyer without the consent of another Person which has not been obtained as of the Closing Date, this Agreement shall not constitute a breach thereof or be unlawful. After the Closing, Sellers shall use reasonable efforts to obtain consents to the assignment to Buyer by such other Persons of all such agreements where in the opinion of Buyer’s counsel such consent is required or advisable.

11. COVENANTS NOT-TO-COMPETE; CONFIDENTIAL INFORMATION.
11.1 In order for Buyer to have the full benefit of its purchase, during the five-year period following the Closing Date (except as set forth below), none of The Hillman Company, the Sellers and the Retained Businesses, nor any of their respective affiliates will compete with Buyer, directly or indirectly, whether as a shareholder, partner, member, agent, or consultant, or in any other capacity, (i) enter into or engage, directly or indirectly, in any business which is directly or indirectly competitive with the Business, including the provision, sale, design or distribution of products or services that are the same or similar to products or services now or heretofore provided, sold, designed or distributed by Sellers prior to the Closing Date, (ii) directly or indirectly, solicit customers, business, vendors, suppliers, patronage or orders for, or sell any products, or perform any services for any business which is competitive with the Business; (iii) directly or indirectly, promote or assist, financially or otherwise, or acquire an interest in any Person engaged in any business which is competitive with the Business (other than the ownership of 5% or less of any company whose securities are publicly traded on the New York Stock Exchange, the American Stock Exchange or NASDAQ Stock Market or the ownership of a limited partnership or equivalent interest in any private equity funds in which The Hillman Company or any of its affiliates may invest as a limited partner, but only to the extent that neither The Hillman Company nor any of its affiliates, nor any of their respective directors, officers, employees, representatives or affiliates assist or advise such private equity fund or any portfolio company to compete) or (iv) directly or indirectly, hire, induce, attempt to influence, solicit for employment, encourage to leave the employment of Buyer, or discourage from acceptance of employment with Buyer, any Transferred Employee unless such person does not accept employment with Buyer or discontinues employment with Buyer, in which case Seller shall not employ such person for a period of one year from the later of the Closing Date or the date the person discontinues employment with Buyer; provided, however, the restrictions of this clause (iv) shall not apply to any Transferred Employee whose employment is terminated by Buyer without cause. The restrictions of this Section 11.1 apply in the United States. The Restrictions set forth in this Section 11.1(i), (ii) and (iii) shall not apply to the Retained Businesses in the territory set forth on Schedule 11.1 (the “Territory”) and shall apply to the Retained Businesses during the three-year period following the Closing Date and not thereafter.
11.2 For the five-year period following the Closing Date, Sellers and Buyer agree to keep confidential and not to disclose to others information relating to the Business and, in the case of Buyer, to the business of the Retained Businesses, including, but not limited to, information regarding (A) customers or potential customers; (B) vendors and suppliers; (C) pricing structure, costs, and profit margins; (D) employees and payroll policies; (E) computer systems; and (F) other proprietary, confidential or secret information relating to the business, products, activities or operating aspects (hereafter “Confidential Information”). Sellers and Buyer shall use all reasonable care to protect, and prevent unauthorized disclosure of, any Confidential Information, unless such information is now or becomes generally known or available to the public without any violation of this Agreement or is required to be disclosed by applicable law or by court or governmental order.
11.3 The Hillman Company, Sellers and Buyer acknowledge that a breach of any of their obligations under this Article 11 would result in irreparable injury to the other party for which damages would not be an adequate remedy. Therefore, Sellers and Buyer consent to the issuance of injunctive relief in the event of a breach of its or their obligations under this Article 11, in addition to any other remedies to which they may be entitled by law or equity. Any Proceeding brought to enforce a provision of this Article 11 must be brought within four years of the end of the period of restriction referenced in the respective covenant set forth in this Article 11.

11.4 Any provision of the foregoing covenant that is prohibited or unenforceable, including without limitation, as to time, geographic area, or scope of activity, shall be void to the extent of that prohibition or unenforceability only and the remaining provisions, including the remainder of any provision found only partially invalid or unenforceable, shall continue to be in full force and effect and shall not be affected by such invalidity or unenforceability. Buyer agrees that if any provision of the foregoing is too broad, any reviewing court can “blue pencil” the provision and enforce it to the maximum extent possible.
11.5 The Hillman Company and Sellers acknowledge that their covenants not-to-compete are a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby. The Hillman Company and Sellers further acknowledge that the restrictions and scope of this Article 11 are reasonable and necessary to protect the Buyer’s legitimate interest in the Business. The Buyer acknowledges that its covenants in Section 11.2 are a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby. The Buyer further acknowledges that the restrictions and scope of Section 11.2 are reasonable and necessary to protect the Parent’s legitimate interest in the business of the Retained Businesses.
12. INVESTIGATION. Notwithstanding any investigation or inquiry made by or on behalf of Buyer or Sellers, each party shall be entitled to rely on the representations, warranties and covenants set forth herein or given on the Closing Date. The representations, warranties, and covenants that are contained in this Agreement or given on the Closing Date will survive any investigation and inquiry made by or on behalf of Buyer or Sellers, as the case may be.
13. INDEMNIFICATION.
13.1 By Sellers. Sellers agree, jointly and severally, to hold harmless, indemnify and defend Buyer and its legal representatives, successors and assigns from and against any loss, cost, liability, or expense (including without limitation, costs and expenses of litigation and reasonable attorney’s fees) (“Damages”) incurred by Buyer by reason of (a) breach of any of the representations or warranties set forth in Article 4, (b) the breach of any of the covenants or agreements of Sellers contained in this Agreement or in any other instrument, agreement or document executed or delivered by Sellers in connection with this Agreement or given on or before the Closing Date; (c) Sellers’ breach of any agreements with third parties (excluding any breaches of Transferred Contracts by Buyer); (d) the assertion against Buyer of any Excluded Liabilities; (e) a claim made or asserted against Buyer under any bulk transfer or bulk sales law, or other principle of successor or transferee liability, by any person having a claim against Sellers with respect to an Excluded Liability, whether such claim is liquidated or unliquidated, contingent or disputed, or (f) the conduct of the Business prior to the Closing.
13.2 By Buyer. Buyer agrees to hold harmless, indemnify and defend Sellers and its legal representatives, successors and assigns from and against any Damages incurred by Sellers by reason of (a) breach of any of the representations or warranties set forth in Article 5, (b) the breach of any of the covenants or agreements of Buyer contained in this Agreement or in any other instrument, agreement or document executed or delivered by Buyer in connection with this Agreement or given on or before the Closing Date, (c) any Assumed Liabilities or (d) the conduct of the Business after the Closing.

13.3 Survival. Each of the Representations and Warranties made by the parties to this Agreement shall survive for a period of eighteen months (18) after the Closing Date, except that the representations and warranties (i) in Sections 4.1 (Organization; Standing; Requisite Power), 4.2 (Authorization) and 4.9 (Title to and Sufficiency of Assets) shall survive without limitation and (ii) Section 4.8 (Tax Matters), 4.15 (Environmental and Safety Matters), 4.18 (Employee Benefits) and 4.19 (Labor Matters) shall survive for 91 days following the expiration of all applicable statutes of limitations (each a “Survival Period”). After the Survival Period, no claim for indemnification based on such representations or warranties may be asserted, unless a Claim Notice has been delivered within the applicable Survival Period. Claims first asserted in writing with reasonable detail before the expiration of the Survival Period may be pursued until they are finally resolved. A Claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date may be made at any time. No Claim for indemnification may be asserted by Buyer or Sellers under Section 13.1(b) (other than with respect to Article 11), (c), (d), (e) or (f) or Section 13.2(a), (b) (other than with respect to Article 11), (c) or (d) unless such Claim for indemnification is first asserted within five years of the Closing Date.
13.4 Limitations. The indemnification obligations of Buyer and Sellers are subject to the following limitations and qualifications:
(a) Buyer shall not be entitled to make a Claim to recover Damages under Section 13.1(a) unless and until it has incurred Damages in the aggregate in excess of $500,000 (the “Basket Amount”) in which event Buyer shall be entitled to make a claim under Section 13.1(a) for all Damages incurred by it. Sellers shall not be entitled to make a Claim to recover Damages under Section 13.2(a) unless and until it has incurred Damage in the aggregate in excess of the Basket Amount.
(b) In no case shall Buyer, on the one hand, or Sellers, on the other, be liable to the other party under Section 13.1(a) or 13.2(a) as the case may be in excess of 15% of the Purchase Price.
(c) The limitations of this Section 13.4 will not apply to (i) fraud or intentional misrepresentation by Parent or Sellers with respect to of any of Sellers’ representations and warranties under this Agreement or to any intentional breach by Sellers of any covenant or obligation hereunder or (ii) failure by Buyer to pay the Purchase Price as and when due.
13.5 Indemnification Procedure.
(a) Upon the occurrence of any event that a party asserts to be the basis for a claim for indemnification against the other party (the “Indemnifying Party”) under this Section (a “Claim”), then the party to be indemnified (the “Indemnified Party”) shall promptly give notice (a “Claim Notice”) to the Indemnifying Party thereof in writing, provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement except to the extent the Indemnifying Party is actually prejudiced.

(b) If the Claim involves the claim of any third party, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate) to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 13 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten (10) business days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, subject to the Indemnifying Party’s right to assume the defense of such Proceedings at a later date, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, and the Indemnifying Party will be bound by any determination of a Proceeding so defended or any compromise or settlement effected.
(c) If the Indemnified Party provides a Claim Notice to the Indemnifying Party that does not involve a third-party claim, the Indemnifying Party may, within thirty (30) days after receipt of such Claim Notice, notify the Indemnified Party that the Indemnifying Party disputes the Claim for indemnification set forth in such Claim Notice (a “Dispute Notice”). If, with respect to the claim for indemnification set forth in a Claim Notice, no Dispute Notice is given to the Indemnified Party within such thirty (30) day period, the Claim shall be deemed valid, and the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount specified in the Claim Notice with respect to such Claim. If a Dispute Notice is given to the Indemnified Party, the dispute that is the subject of such notice shall be resolved as follows: the Indemnified Party and the Indemnifying Party shall first attempt to resolve the dispute through a good faith discussion of the Claim. If such discussion does not result in a resolution acceptable to either the Indemnified Party or the Indemnifying Party, either party may resort to any remedies available in law or in equity in a court of competent jurisdiction subject to Section 20.

(d) Upon the Closing, Sellers shall obtain and deliver to Buyer a Guaranty made by Wilmington Investments, Inc., a Delaware corporation (“WII”), in substantially the form of Exhibit B hereto (the “Wilmington Guaranty”), by which WII shall unconditionally and irrevocably guarantee to Buyer the prompt and complete payment and performance of the obligations of Sellers under Section 3.3 and Section 13.1.
14. TERMINATION.
14.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:
(a) By mutual agreement of the parties;
(b) By Buyer, upon delivery of written notice to Sellers, if any of the conditions set forth in Section 8 have not been fulfilled by the date set for Closing in Section 10.1 or have become incapable of fulfillment on or before such date; or
(c) By Sellers, upon delivery of written notice to Buyer, if any of the conditions set forth in Section 9 have not been fulfilled by the date set for Closing in Section 10.1 or have become incapable of fulfillment on or before such date.
(d) By Buyer, if the Sellers have breached any of the representations and warranties, covenants or other agreements contained in this Agreement which breach (i) would give rise to the failure of a condition set forth in Sections 8.1 or 8.5 or (ii) is either incapable of being cured by the Sellers, or, if curable, is not cured within the Buyer’s sole discretion within 30 days of receipt from Buyer of notice thereof;
(e) by Buyer providing written notice to Sellers following the delivery by Sellers to Buyer of amended schedules pursuant to Section 6.4, so long as (i) the development that is the subject of the amendment to the Schedules has, had or would reasonably be expected to have, a material adverse effect on the Business, (ii) Buyer has provided the Sellers with written notice of its intent to terminate the Agreement in accordance with Section 6.4 within 10 business days of the delivery by Sellers to Buyer of the amended Schedules, and (iii) the matter, condition or occurrence described in such amendment to the Schedules causing a reasonable expectation of a material adverse effect has continued without cure for a period of 30 days after such notice; and
(f) by either Sellers or Buyer if any court or other governmental authority has issued, enforced or entered any final and non-appealable order that is in effect and prohibits the consummation of the transactions contemplated by this Agreement, so long as the existence of the order is not due to a breach of this Agreement by the terminating part.

14.2 Effect of Termination. In the event of termination as provided in Section 14.1, the parties shall retain all claims and rights of action that accrued when this Agreement was in effect, and such claims and rights survive termination of this Agreement.
15. PARENT’S RESPONSIBILITY. Parent agrees to take all actions necessary to cause Sellers to perform all of their respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to Buyer the full and complete performance by Sellers of their respective obligations under this Agreement and shall be jointly and severally liable for any breach of any representation, warranty, covenant or obligation of Sellers under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Sellers, protest, notice and all demands whatsoever in connection with the obligations of this Section 15.
16. EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto will pay, except as otherwise provided herein, its respective expenses, income and other taxes, and costs (including without limitation, the fees, disbursements, and expenses of its attorneys, accountants, and consultants) incurred by it in negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement.
17. NOTICES. Notices hereunder will be effective when they are sent by facsimile, with confirmation of receipt; one day after they are deposited with an overnight courier; and three business days after they are deposited in the official mails, postage prepaid, and, in each case, addressed:
(a)	In the case of Buyer, to:
Mr. Todd A. Barlett
Vice President — Acquisitions and Global Business Development
Applied Industrial Technologies, Inc.
775 Maxham Road
Lithia Springs, GA 30122
With a copy to:
Fred D. Bauer, Esq.
Vice President, General Counsel and Secretary
Applied Industrial Technologies, Inc.
One Applied Plaza
Cleveland, Ohio 44115

And
David A. Zagore, Esq.
Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, OH 44114-1304
(b)	In the case of Sellers, to:
Denis P. McCarthy
President
Fluid Power Resource, LLC
330 Grant Street, Suite 1212
Pittsburgh, PA 15219
With a copy to:
Russell W. Ayres, III, Esq.
Vice President and Associate General Counsel
The Hillman Company
330 Grant Street, Suite 1900
Pittsburgh, PA 15219
Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.
18. PUBLIC ANNOUNCEMENTS AND RELEASES. No party to this Agreement will make or cause to be made any public announcement or release concerning this Agreement or the transactions contemplated hereby without consultation with the other parties to this Agreement, except that Buyer may make such filings under the rules and regulations of the Securities and Exchange Commission and New York Stock Exchange rules as may, on advice of counsel, be required. Buyer shall use reasonably best efforts to afford Sellers the right to review and comment on any such filings before they are made. Sellers shall have no liability to Buyer, any officer, director, underwriter or agent of Buyer, or any third party (including, without limitation, any shareholder of Buyer) for any statement made or omitted to be made in any such filing.
19. GOVERNING LAW. The validity, interpretation, and performance of this Agreement will be determined in accordance with the laws of the State of New York.

20. JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Ohio or Pennsylvania or in the United States District Court for the District of Northern District of Ohio and Western District of Pennsylvania, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein and any objection relating to the basis for personal jurisdiction. Each of the parties agrees that service of process may be made by mailing a copy of the summons to each party at the party’s address set forth in Section 17 above or to such other address which the party may subsequently specify to the other parties by written notice. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys’ fees and costs incurred in resolving such dispute. Sellers and Buyer, having been represented by counsel, each knowingly and voluntarily waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith and agrees that any such action or proceeding will be tried before a court and not before a jury. Sellers and Buyer agree that they will not assert any claim against the other party on any theory of liability for special or punitive damages.
21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.
22. HEADINGS. The headings, subheadings, and captions in this Agreement and in any exhibit hereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.
23. EXHIBITS AND SCHEDULES. The exhibits and schedules attached hereto and the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.
24. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of this Agreement.
25. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Sellers and Buyer and their respective successors and assigns. Notwithstanding the immediately preceding sentence, Sellers may assign their rights and delegate their duties under this Agreement only upon the prior written consent of Buyer. Buyer may assign its rights and delegate its duties under this Agreement to any of its subsidiaries or affiliated companies; provided, however, that no such assignment or delegation shall relieve AIT of any of its obligations hereunder without the prior written consent of Sellers.
26. SEVERABILITY. If any provision of this Agreement is held to be unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

SELLERS:

FLUID POWER RESOURCE, LLC

By:	/s/ Denis P. McCarthy

Its:	Vice President

BAY ADVANCED TECHNOLOGIES, LLC

By:	/s/ Denis P. McCarthy

Its:	Vice President

CAROLINA FLUID COMPONENTS, LLC

By:	/s/ Denis P. McCarthy

Its:	Vice President

DTS FLUID POWER, LLC

By:	/s/ Denis P. McCarthy

Its:	Vice President

FLUIDTECH, LLC

By:	/s/ Denis P. McCarthy

Its:	Vice President

HUGHES HITECH, LLC

By:	/s/ Denis P. McCarthy

Its:	Vice President

HYDRO-AIR, LLC

By:	/s/ Denis P. McCarthy

Its:	Vice President

H.E.B., LLC

By:	/s/ Denis P. McCarthy

Its:	Vice President

MACH V, INC.

By:	/s/ Denis P. McCarthy

Its:	Vice President
Solely for purposes of joining Article 11 of this Agreement:

THE HILLMAN COMPANY

By:	/s/ Eric C Johnson

Its:	Chairman & CFO

BUYER:

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By:	/s/ Todd A. Barlett

Its:	Vice President — Acquisitions and Global Business Development

EXHIBIT A
DEFINITIONS
“Accounts Receivable” has the meaning set forth in Section 4.25.
“Acquisition Proposal” has the meaning set forth in Section 6.3.
“Assignment of Leases” has the meaning set forth in Section 8.8.
“Assumed Liabilities” has the meaning set forth in Section 2.1.
“Basket Amount” has the meaning set forth in Section 13.4.
“Benefit Arrangement” has the meaning set forth in Section 4.18.
“Business” has the meaning set forth in the recitals.
“Buyer” has the meaning set forth in the introduction.
“Claim” has the meaning set forth in Section 13.5.
“Claim Notice” has the meaning set forth in Section 13.5.
“Closing” has the meaning set forth in Section 10.1.
“Closing Date” has the meaning set forth in Section 10.1.
“COBRA” means Part 6 of Subtitle B of Title I or ERISA, or Section 4980B of the Code, and any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” has the meaning set forth in Section 11.2.
“Confidentiality Agreements” has the meaning set forth in Section 1.1(l).
“Consulting Agreement” has the meaning set forth in Section 8.10.
“Damages” has the meaning set forth in Section 13.1.
“Dispute Notice” has the meaning set forth in Section 13.5.
“Employees” has the meaning set forth in Section 4.19(b).

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under Environmental and Safety Laws or any permit issued under Environmental and Safety Laws relating to a violation of or liability under Environmental and Safety Laws (for purposes hereof, a “Demand”), including, without limitation, (A) any and all Demands for enforcement, cleanup, removal, response, remedial or other actions or damages and (B) any and all Demands seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
“Environmental Condition” shall mean any and all conditions relating to soil, surface water, groundwater, stream sediment, air or other environmental media, whether on or migrating from the Real Property that violates or exceeds applicable standards of Environmental Laws regardless of whether such conditions are discovered before or after the Closing Date and expressly including the post-Closing migration or exacerbation of any condition to the extent that such migration or exacerbation is not caused by Buyer’s operation of the Business.
“Environmental and Safety Laws” shall mean all applicable federal, state and local laws (including common law), rules, ordinances, orders, directives, permits, approvals, decisions or decrees, remediation standards and regulations relating to pollution, the protection of human health or the protection of the environment including, without limitation and whether similar or dissimilar to, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Resource Conservation Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq. (RCRA), the Clean Water Act 33 U.S.C. §1251 et seq. (CWA), the Safe Drinking Water Act, 42 U.S.C. §300f et seq. (SWDA), the Clean Air Act, 42 U.S.C. §7401 et seq. (CAA), the Occupational Safety and Health Act, 29 U.S.C. 651 et. Seq. (OSHA), the Toxic Substances Control Act, 15 U.S.C. §2601 et seq. (TSCA), and the Emergency Planning and Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq. (EPCRA).
“ERISA” means Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 4.18.
“Excluded Assets” has the meaning set forth in Section 1.2.
“Excluded Liabilities” has the meaning set forth in Section 2.2.
“Financial Statements” has the meaning set forth in Section 4.4.
“GAAP” has the meaning set forth in Section 4.4.
“401(k) Plan” shall mean a profit sharing plan that is qualified under Section 401(a) of the Code and contains a cash or deferred arrangement that satisfies the requirements of Section 401(k) of the Code but that does not permit designated Roth contributions.

“Governmental Body” shall mean any nation, state, county, city, town, village, district, or other jurisdiction of any nature including all instrumentalities thereof entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hazardous Materials” shall mean (a) any element, compound or chemical that is characterized, regulated or defined as a contaminant, pollutant, waste, hazardous or extremely hazardous substance, or a hazardous, medical, biohazardous, infectious or special waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls (“PCBs”); (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos or asbestos-containing materials.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Party” has the meaning set forth in Section 13.5.
“Indemnifying Party” has the meaning set forth in Section 13.5.
“Intellectual Property” means all patents, patent applications, copyrights, invention disclosures, drawings, designs, technology, know-how, intellectual property, trade secrets, service marks, trade names or trademarks used by Sellers.
“knowledge” shall mean the actual knowledge after reasonable investigation of Denis P. McCarthy, Christopher D. Harris, Al W. Thomas, Michael P. Chiodo or Susan Burgess (as to Sellers); Roy Blankenship or Mike Stimson (as to Bay); Mark McDonald or Henry L. Campau (as to Carolina); Al Wilde or Steve Levenberg (as to DTS); David Watson or Carole Havlin (as to FluidTech); Gary Rogers or Kelly Hoffman (as to Hughes); Gary Rogers or Noreen White (as to Hydro Air); David Thun or Julie Gibson (as to HEB); or Don Sebesta (as to Mach V).
“Leases” has the meaning set forth in Section 4.22.
“Leased Real Property” has the meaning set forth in Section 4.22.
“Letter of Credit” has the meaning set forth in Section 13.5(d).
“Liabilities” means any liabilities or obligations of any kind, including without limitation, liabilities based on negligence or strict liability whether known or unknown, liquidated or contingent, or any claims or demands based thereon or attributable thereto.
“Material Contracts” has the meaning set forth in Section 4.11.
“Net Tangible Assets” has the meaning set forth in Section 24.4.
“Noncompete Rights” has the meaning set forth in Section 1.1(j).

“Occurrence” means events or circumstances causing or resulting in bodily injury or property damage, including continuous or repeated exposure to substantially the same general harmful conditions. For purposes of this Agreement, an Occurrence shall be deemed to have occurred upon the earliest date of any such event or circumstance.
“Parent” has the meaning set forth in the introduction.
“Pension Plan” has the meaning set forth in Section 4.18.
“Permits” has the meaning set forth in Section 1.1(e).
“Person” means any individual, partnership, trust, incorporated or unincorporated association, joint venture, stock company, estate, organization, governmental authority or any other kind of legal entity.
“Plans” has the meaning set forth in Section 4.18.
“Proceeding” means any action, trial, suit, hearing, investigation or other proceeding of, in or before (i) any governmental or private arbitrator or arbitration panel, or (ii) any court, tribunal or quasi-judicial or administrative agency, board or other body of any federal, state, local or foreign jurisdiction.
“Purchase Price” has the meaning set forth in Section 3.1.
“Real Property” has the meaning set forth in Section 1.1(i).
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) of Hazardous Materials.
“Retained Businesses” means Gulf Controls Company, LLC, a Delaware limited liability company (“Gulf”); Pacific PowerTech, LLC, a Delaware limited liability company (“Pacific Power”); and Ritter Technology, LLC, a Delaware limited liability company (“Ritter”), as well as all successors or assigns of Gulf, Pacific Power and Ritter.
“Sellers” has the meaning set forth in the introduction.
“Subsidiaries” has the meaning set forth in the introduction.
“Survival Period” has the meaning set forth in Section 13.3.
“Tax” has the meaning set forth in Section 4.8.
“Tax Returns” has the meaning set forth in Section 4.8.

“Territory” has the meaning set forth in Section 11.2.
“Transferred Assets” has the meaning set forth in Section 1.1.
“Transferred Contracts” has the meaning set forth in Section 1.1(d).
“Transferred Employees” has the meaning set forth in Section 7.4.
“Transferred Equipment” has the meaning set forth in Section 1.1(a).
“Transferred Inventory” has the meaning set forth in Section 1.1(c).
“USERRA” means the Uniformed Services Employment and Reemployment Rights Act, as amended.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.
“Welfare Plan” has the meaning set forth in Section 4.18.
“WII” has the meaning set forth in Section 13.5(d).
“Wilmington Guaranty” has the meaning set forth in Section 13.5(d).

EXHIBIT B
GUARANTY
THIS GUARANTY (this “Guaranty”) is dated as of July  _____  , 2008, by Wilmington Investments, Inc., a Delaware corporation (“Guarantor”) in favor of and for the benefit of Applied Industrial Technologies, Inc., an Ohio corporation (“Applied”).
Recitals
A. Pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated July 14, 2008, by and among Applied and Fluid Power Resource, LLC, a Delaware limited liability company (“Parent”), and the other Subsidiaries of Parent named therein (Parent and such Subsidiaries collectively “Sellers”), Applied or its permitted assign(s) (“Buyer”) will purchase from Sellers the Transferred Assets (as such term is defined in the Purchase Agreement) to be acquired upon the terms and conditions set forth in the Purchase Agreement.
B. Guarantor is the indirect owner of all of the outstanding equity interests of Parent and each Seller and having a financial interest in Sellers has agreed to provide this guaranty to Buyer for the benefit of Sellers.
C. As a condition precedent to Buyer’s performance of its obligations under the Purchase Agreement and in consideration therefor, Buyer has required the execution and delivery of this Guaranty by Guarantor.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Guarantor hereby agrees as follows:
1. Guaranty of Payment. Guarantor hereby unconditionally and irrevocably guaranties to Buyer the punctual payment and performance when due, whether at stated maturity or by acceleration or otherwise, of the obligations, covenants and agreements of Sellers to Buyer set forth in Section 3.3 and Section 13.1 of the Purchase Agreement (such obligations, covenants and agreements are hereinafter referred to collectively as “Payment Obligations”). This Guaranty is a present and continuing guaranty of payment and not of collectibility, and Buyer shall not be required to prosecute collection, enforcement or other remedies against any Seller or any other guarantor of the Payment Obligations, or to enforce or resort to any collateral for the repayment of the Payment Obligations or other rights or remedies pertaining thereto, before calling on Guarantor for payment. If for any reason Sellers shall fail or be unable to pay, punctually and fully, any of the Payment Obligations, Guarantor shall pay such obligations to Buyer in full immediately upon demand. One or more successive actions may be brought against Guarantor, as often as Buyer deems advisable, until all of the Payment Obligations are paid and performed in full. The Payment Obligations, together with all other payment and performance obligations of Guarantor hereunder are referred to herein as “Sellers’ Obligations”.

2. Representations and Warranties. The following shall constitute representations and warranties of Guarantor and Guarantor hereby acknowledges that Buyer intends to enter into the Purchase Agreement in reliance thereon:
a. Guarantor is duly organized, validly existing, in good standing and formed under the laws of the State of Delaware and has full power and authority to carry on its business as currently conducted and to enter into and perform this Guaranty. Guarantor owns 100% of the outstanding membership interests of FPH Holdings, LLC, a Delaware limited liability company, which in turn owns 100% of the voting equity interests of Parent.
b. The execution, delivery, and performance of this Guaranty have been duly and validly authorized by all necessary action on the part of Guarantor. Guarantor has full power, authority, and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. Upon execution and delivery by Guarantor, this Agreement will constitute valid and binding obligations of Guarantor, enforceable against it in accordance with its terms.
c. Guarantor is not in default and no event has occurred that with the passage of time and/or the giving of notice will constitute a default under any agreement to which Guarantor is a party, the effect of which will impair performance by Guarantor of its obligations under this Guaranty. Neither the execution and delivery of this Guaranty nor compliance with the terms and provisions hereof will violate any applicable law, rule, regulation, judgment, decree or order, or will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind that creates, represents, evidences or provides for any lien, charge or encumbrance upon any of the property or assets of Guarantor, or any other indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Guarantor is a party or to which Guarantor or the property of Guarantor may be subject.
d. There is not any litigation, arbitration, governmental or administrative proceedings, actions, examinations, claims or demands pending, or to Guarantor’s knowledge, threatened that could adversely affect performance by Guarantor of its obligations under this Guaranty.
e. Neither this Guaranty nor the financial statements of Guarantor, nor any statement or certification as to facts previously furnished or required herein to be furnished to Buyer by Guarantor, contains any material inaccuracy or untruth in any representation, covenant or warranty or omits to state a fact material to this Guaranty.
3. Minimum Net Worth. Guarantor will not allow its consolidated net worth to be less than $50,000,000.00 at any time. Consolidated net worth as to Guarantor shall be determined in accordance with generally accepted accounting principles, consistently applied. Within 90 days after the expiration of each calendar year, beginning with 2008 and continuing through 2013, Guarantor shall provide to Buyer a letter from its auditor stating that it has audited the financial statements of Guarantor and that based upon such audit, the Guarantor’s consolidated net worth is in excess of $50,000,000 at the end of such calendar year.

4. Continuing Guaranty. Guarantor agrees that performance of Sellers’ Obligations by Guarantor shall be a primary obligation, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that Guarantor may have against Buyer, Sellers, any other guarantor of Sellers’ Obligations or any other person or entity, and shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by, any circumstance or condition (whether or not Guarantor shall have any knowledge thereof), including without limitation:
a. any lack of validity or enforceability of the Purchase Agreement or any of the documents entered into in conjunction therewith;
b. any termination, amendment, modification or other change in the Purchase Agreement or any of the documents executed in conjunction therewith;
c. any failure, omission or delay on the part of Sellers, Guarantor, any other guarantor of Sellers’ Obligations or Buyer to conform or comply with any term of the Purchase Agreement, any documents executed in conjunction therewith, or any failure of Buyer to give notice of any event of default;
d. any waiver, compromise, release, settlement or extension of time of payment or performance or observance of any of the obligations or agreements contained in the Purchase Agreement or any documents executed in conjunction therewith;
e. any action or inaction by Buyer under or in respect to the Purchase Agreement or any documents executed in conjunction therewith, any failure, lack of diligence, omission or delay on the part of Buyer to perfect, enforce, assert or exercise any lien, security interest, right, power or remedy conferred on it in the Purchase Agreement or any documents executed in conjunction therewith, or any other action or inaction on the part of Buyer;
f. any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshalling of assets and liabilities or similar events or proceedings with respect to Sellers, Guarantor or any other guarantor of Sellers’ Obligations, as applicable, or any of their respective property or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;
g. any merger or consolidation of any Seller into or with any entity, or any sale, lease or transfer of any of the assets of Sellers, Guarantor or any other guarantor of Sellers’ Obligations to any other person or entity;
h. any change in the ownership of Sellers or any change in the relationship between Sellers, Guarantor or any other guarantor of Sellers’ Obligations, or any termination of any such relationship;

i. any release or discharge by operation of law of Sellers, Guarantor or any other guarantor of Sellers’ Obligations from any obligation or agreement contained in the Purchase Agreement or any documents executed in conjunction therewith (other than as a result of full performance hereunder or thereunder); or
j. any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against Sellers or Guarantor to the fullest extent permitted by law.
5. Waivers. Guarantor expressly and unconditionally waives (i) notice of any of the matters referred to in Section 4 above, (ii) all notices which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights against Guarantor, including, without limitation, any demand, presentment and protest, proof of notice of non-payment under the Purchase Agreement or any documents executed in conjunction therewith and notice of any Event of Default or any failure on the part of Sellers, Guarantor or any other guarantor of Sellers’ Obligations to perform or comply with any covenant, agreement, term or condition of the Purchase Agreement or any documents executed in conjunction therewith, (iii) any right to the enforcement, assertion or exercise against Sellers, Guarantor or any other guarantor of Sellers’ Obligations of any right or remedy conferred under the Purchase Agreement or any documents executed in conjunction therewith, (iv) any requirement of diligence on the part of any person or entity, (v) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under any of the Purchase Agreement or any documents executed in conjunction therewith, (vi) any notice of any sale, transfer or other disposition of any right, title or interest of Buyer under any of the Purchase Agreement or any documents executed in conjunction therewith, and (vii) any other defenses available to a surety under applicable law.
Notwithstanding the foregoing Section 5 or any other provision of this Guaranty, Buyer agrees that if Buyer’s liability in respect of any Payment Obligation is covered by any insurance policy of Buyer, Buyer will use commercially reasonable efforts to obtain reimbursement or recovery for such Payment Obligation from such insurance policy before making a claim against Guarantor under this Guaranty; provided, however, Buyer shall not be required to pursue reimbursement or recovery under any insurance policy to the extent that Buyer is advised that submitting any such claim shall have a material future impact on its experience rating, claims history, future premiums or cost of insurance or availability of such coverage on comparable terms.
6. Subrogation Waiver. Until Sellers’ Obligations are paid in full and all periods under applicable bankruptcy law for the contest of any payment by Guarantor or Sellers as a preferential or fraudulent payment have expired, Guarantor knowingly, and with advice of counsel, waives, relinquishes, releases and abandons all rights and claims to indemnification, contribution, reimbursement, subrogation and payment which Guarantor may now or hereafter have by and from Sellers and the successors and assigns of Sellers, for any payments made by Guarantor to Buyer, including, without limitation, any rights which might allow Sellers, Sellers’ successors, a creditor of Sellers, or a trustee in bankruptcy of Sellers to claim in bankruptcy or any other similar proceedings that any payment made by Sellers or Sellers’ successors and assigns to Buyer was on behalf of or for the benefit of Guarantor and that such payment is recoverable by Sellers, a creditor or trustee in bankruptcy of Sellers as a preferential payment, fraudulent conveyance, payment of an insider or any other classification of payment which may otherwise be recoverable from Buyer.

7. Reinstatement. The obligations of Guarantor pursuant to this Guaranty shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of Sellers’ Obligations or Guarantor’s obligations under this Guaranty is rescinded or otherwise must be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Guarantor or Sellers or otherwise, all as though such payment had not been made.
8. Successors and Assigns. This Guaranty shall inure to the benefit of Buyer and its successors and assigns. This Guaranty shall be binding on Guarantor and the successors and assigns of Guarantor. The Guarantor’s liability hereunder is independent of any other guarantees or other obligations at any time in effect with respect to Sellers’ Obligations or any part thereof and the Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guarantees or other obligations.
9. No Waiver of Rights. No delay or failure on the part of Buyer to exercise any right, power or privilege under this Guaranty or the Purchaser Agreement shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other power or right, or be deemed to establish a custom or course of dealing or performance between the parties hereto. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. No notice to or demand on Guarantor in any case shall entitle Guarantor to any other or further notice or demand in the same, similar or other circumstances.
10. Modification. The terms of this Guaranty may be waived, discharged, or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment, modification, waiver or other change of any of the terms of this Guaranty shall be effective without the prior written consent of Buyer.
11. Joinder. Any action to enforce this Guaranty may be brought against Guarantor without any reimbursement or joinder of Sellers or any other guarantor of Sellers’ Obligations in such action.
12. Severability. If any provision of this Guaranty is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, Guarantor and Buyer shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Guaranty and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.

13. Applicable Law. This Guaranty is governed as to validity, interpretation, effect and in all other respects by laws and decisions of the State of New York.
14. Notices. All notices, communications and waivers under this Guaranty shall be in writing and shall be (i) delivered in person or (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) by overnight express carrier, addressed in each case as follows:

To Buyer:	Mr. Todd A. Barlett
Vice President — Acquisitions and Global
Business Development
Applied Industrial Technologies, Inc.
775 Maxham Road
Lithia Springs, GA 30122

With a copy to:	Fred D. Bauer, Esq.
Vice President, General Counsel and Secretary
Applied Industrial Technologies, Inc.
One Applied Plaza
Cleveland, Ohio 44115

With a copy to:	David A. Zagore, Esq.
Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304

To Guarantor:	President
Wilmington Investments, Inc.
824 Market Street, Suite 900
Wilmington, Delaware 19801

with a copy to:	Russell W. Ayres, III, Esq.
Vice President and Associate General Counsel
The Hillman Company
330 Grant Street, Suite 1900
Pittsburgh, PA 15219
or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this Section 14 shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next federal banking day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received.

15. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Guaranty may be brought against any of the parties in the courts of the State of Ohio or Commonwealth of Pennsylvania or in the United States District Court for the Northern District of Ohio or Western District of Pennsylvania, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein and any objection relating to the basis for personal jurisdiction. Each of the parties agrees that service of process may be made by mailing a copy of the summons to each party at the party’s address set forth in Section 14 above or to such other address which the party may subsequently specify to the other parties by written notice. In the event of any dispute arising out of the subject matter of this Guaranty, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys’ fees and costs incurred in resolving such dispute.
16. Waiver of Jury Trial. Guarantor and Buyer, having been represented by counsel, each knowingly and voluntarily waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith and agrees that any such action or proceeding will be tried before a court and not before a jury. Guarantor and Buyer agree that they will not assert any claim against the other party on any theory of liability for special, indirect, consequential, incidental or punitive damages.
IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

“GUARANTOR”

WILMINGTON INVESTMENTS, INC., a Delaware corporation

By:
Name:
Title:

Agreed to and accepted as of the date first above written:
“BUYER”
APPLIED INDUSTRIAL TECHNOLOGIES, INC.,
an Ohio corporation

By:
Name:
Title:

SCHEDULE 2.1
ASSUMED LIABILITIES
The following liabilities of Sellers (other than liabilities to affiliates) shall be Assumed Liabilities of Buyer as of the Closing Date:
1.
Employee payroll liabilities for payroll periods prior to the Closing Date where the regularly scheduled pay date occurs after the Closing Date. For clarity, payroll liabilities shall include salary, wages and commissions and related payroll taxes and shall specifically include the payroll liabilities related to the employees of H.E.B. LLC dba Power Systems whose compensation is contingent upon gross margin.

2.	Liability for vacation days, sick days and personal days accrued for Transferred Employees, up to 30 days, on a basis consistent with AIT employment policies.
3.	Accounts payable incurred in the ordinary course of business and within terms for inventory, supplies and services.
4.
Operating liabilities for goods and services incurred in the ordinary course of business and within terms, except operating liabilities relating to any assets of Sellers that are not Transferred Assets (such as insurance premiums, benefit plan liabilities, and liabilities under Contracts that are not Transferred Contracts).

5.	Formula-based bonuses accrued on and after July 1, 2008 for Transferred Employees who become employees of Buyer.
Notes:
A.
Under item 1 above, if a pay period closes June 29 but the Closing is June 30 and employees are paid on July 5 for the pay period that ended June 29, Buyer would be obligated to pay Parent an amount equal to the July 5 payroll assumed liability.

B.
Bay routinely hires contract employees. If the work done in July is invoiced in August (and the Closing date is July 31), the uninvoiced operating liability will be payable by Buyer under item 4 above.

C.
Sales tax returns and payment are completed on an accrual basis. When a sale is generated an accrual is established to the state and the sales tax is on the customer bill. The tax is normally paid on the 20th of the month following the sale. Customer terms are 30 days or more. Therefore, when Buyer takes A/R and then collects the cash, the Buyer would have responsibility for the accrued tax associated with any uncollected A/R under item 4 above.